Exhibit 99.1
Neurocrine Biosciences Announces Repurchase of Convertible Notes
SAN DIEGO, Nov. 19, 2020 - Neurocrine Biosciences, Inc. (Nasdaq: NBIX) today announced that the Company has entered into separate, privately negotiated transactions (the “Agreements”) with certain holders of its existing 2.25% Convertible Senior Notes due 2024 (the “2024 Notes”) to repurchase approximately $83 million aggregate principal amount of the 2024 Notes for an aggregate repurchase price of an amount of cash estimated to be the sum of (i) approximately $110 million based on the Company’s November 18, 2020 closing stock price of $86.91 per share, (ii) an amount based in part on the daily volume-weighted average prices per share of the Company’s common stock during a five-trading day pricing period following execution of the Agreements and (iii) accrued and unpaid interest. The 2024 Notes repurchases are expected to close on December 2, 2020, subject to customary closing conditions. Such repurchases of the 2024 Notes could affect the market price of the Company’s common stock.
This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.
About Neurocrine Biosciences
Neurocrine Biosciences is a neuroscience-focused, biopharmaceutical company dedicated to discovering, developing and delivering life-changing treatments for people with serious, challenging and under-addressed neurological, endocrine and psychiatric disorders. The Company's diverse portfolio includes FDA-approved treatments for tardive dyskinesia, Parkinson’s disease, endometriosis*, uterine fibroids* and clinical programs in multiple therapeutic areas. For nearly three decades, Neurocrine Biosciences has specialized in targeting and interrupting disease-causing mechanisms involving the interconnected pathways of the nervous and endocrine systems. For more information, visit neurocrine.com, and follow the company on LinkedIn. (*in collaboration with AbbVie)
Forward-Looking Statements
In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties. These statements include, but are not limited to, statements related to the amount of 2024 Notes to be repurchased, the timing of completion of the repurchases, and the impact of the repurchases on the market price of the Company’s common stock. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: changes in the price of the Company’s common stock; changes in the convertible note and other capital markets; and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission, including without limitation the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2020. The Company disclaims any obligation to update the statements contained in this press release after the date hereof.

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Contact: Neurocrine Biosciences, Inc.
Navjot Rai (Media)
858-617-7623
media@neurocrine.com
Todd Tushla (Investors)
858-617-7143
ir@neurocrine.com